Exhibit 99.2
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

UNITED STATES SECURITIES AND EXCHANGE COMMISSION,

Plaintiff,
v.	Civ. Action No. 07-CV-6709
ECF CASE
CARDINAL HEALTH, INC.,

Defendant.
FINAL JUDGMENT AS TO DEFENDANT CARDINAL HEALTH, INC.
     The Securities and Exchange Commission (“Commission”) having filed a Complaint and Defendant Cardinal Health, Inc. (“Defendant” or “Cardinal”) having entered a general appearance; consented to the Court’s jurisdiction over Defendant and the subject matter of this action; consented to entry of this Final Judgment without admitting or denying the allegations of the Complaint (except as to jurisdiction); waived findings of fact and conclusions of law; and waived any right to appeal from this Final Judgment:
I.
     IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Defendant and Defendant’s agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating directly or indirectly, Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”)

[15 U.S.C. § 78j(b)] and Rule l0b-5 promulgated thereunder [17 C.F.R. § 240.10b-5], by using any means or instrumentality of interstate commerce, or of the mails, or of any facility of any national securities exchange, in connection with the purchase or sale of any security:
(a)	to employ any device, scheme, or artifice to defraud;

(b)	to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or

(c)	to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.
II.
     IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Defendant and Defendant’s agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating Section 17(a) of the Securities Act of 1933 (the “Securities Act”) [15 U.S.C. § 77q(a)] in the offer or sale of any security by the use of any means or instruments of transportation or communication in interstate commerce or by use of the mails, directly or indirectly:
(a)	to employ any device, scheme, or artifice to defraud;

(b)	to obtain money or property by means of any untrue statement of material fact or omission of a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading; or

(c)	to engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit on the purchaser.
III.
     IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and Defendant’s agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating, directly or indirectly, Sections 13(a) of the Exchange Act [15 U.S.C. §§ 78m(a)] and Rules 12b-20,13a-1, 13a-11, and 13a-13 thereunder [17 C.F.R. §§ 240.12b-20, 240.13a1, 240.13a-11 and 240.13a-13], by filing or causing to be filed with the Securities and Exchange Commission any report required to be filed with the Commission pursuant to Section 13(a) of the Exchange Act [15 U.S.C. §78m(a)] and the rules and regulations promulgated thereunder, which contains any untrue statement of material fact, which omits to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or which omits to disclose any information required to be disclosed.
IV.
     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that Defendant and Defendant’s agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently enjoined from violating, directly or indirectly, Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act [15 U.S.C. §§ 78m(b)(2)(A) and 78m(b)(2)(B)], by:

(a)	failing to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; or

(b)	failing to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles (GAAP) or any other criteria applicable to such statements, and (b) to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
V.
     IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant is liable for disgorgement of $1, representing profits gained as a result of the conduct alleged in the Complaint, and a civil penalty in the amount of $35 million pursuant to Section 20(d)(2)(C) of the Securities Act [15 U.S.C. § 77t(d)(2)(C)] and Section 21(d)(3)(B)(iii) of the Exchange Act [15 U.S.C. § 78u(d)(3)(B)(iii)]. Defendant shall satisfy these obligations by paying $35,000,001 within ten business days of the entry of the Final Judgment. Defendant shall make the payment to the Clerk of this Court, together with a cover letter identifying Cardinal Health, Inc. as the defendant in this action; setting forth the title and civil action number of this action and the name of this Court; and specifying that payment is made pursuant to this Final Judgment. Defendant shall simultaneously transmit photocopies of such payment and letter to the Commission’s counsel in this action. By making this payment, Defendant relinquishes all legal and equitable right, title, and interest in such funds and no part of the funds shall be returned to Defendant. Defendant shall pay post-judgment interest on any delinquent amounts pursuant to 28 USC § 1961.
     The Clerk shall deposit the funds into the interest bearing account with the Court Registry Investment System (“CRIS”). These funds, together with any interest and income earned thereon (collectively, the “Fund”), shall be held in the interest bearing account until further order of the Court. In accordance with 28 U.S.C. § 1914 and the guidelines set by the Director of the Administrative Office of the United States Courts, the Clerk is directed, without further order of this Court, to deduct from the income earned on the money in the Fund a fee equal to ten percent of the income earned on the Fund. Such fee shall not exceed that authorized by the Judicial Conference of the United States.
     The Commission may by motion propose a plan to distribute the Fund subject to the Court’s approval. Such a plan may provide that the Fund shall be distributed pursuant to the Fair Fund provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002. Defendant shall pay all costs incurred under the plan resulting from the distribution or payment of the $35,000,001 disgorgement and civil penalty, and there will be no deduction from the Fund for those additional costs. Regardless of whether any such Fair Fund distribution is made, amounts ordered to be paid as civil penalties pursuant to this

Final Judgment shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Defendant shall not, after offset or reduction of any award of compensatory damages in any Related Investor Action based on Defendant’s payment of a disgorgement in this action, argue that it is entitled to, nor shall it further benefit by, offset or reduction of such compensatory damages award by the amount of any part of Defendant’s payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Defendant shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this Final Judgment. Moreover, in the event the Fund is distributed through a Related Investor Action, no Fund payments shall be distributed as payment for attorneys’ fees or expenses incurred in a Related Investor Action, nor shall any Fund payments be considered in calculating the attorneys’ fees or expenses counsel would be entitled to collect in a Related Investor Action. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Defendant by or on behalf of one or more investors based on substantially the same facts as alleged in the Complaint in this action.
IV.
     IT IS FURTHER ORDERED ADJUDGED, AND DECREED that within 30 days after the entry of this Final Judgment, Defendant shall retain, at its own expense, an independent individual or entity (the “Independent Consultant”) not unacceptable to the Commission staff. The Independent Consultant will conduct:
1.	a review of the implementation, adequacy and effectiveness of the Defendant’s policies and procedures relating to:
a.	the classification of revenues in Cardinal’s Pharmaceutical Supply Chain Services (formerly known as the Pharmaceutical Distribution and Provider Services) segment as “bulk revenue”;

b.	the recognition of income from cash discounts earned through the payment of vendor invoices upon sale of the associated product;

c.	the establishment, documentation and adjustment of reserves, including the authorization of such actions;

d.	the recognition and classification of gains, including contingent gains, from settlement of litigation;

e.	the movement of Last-In-First-Out (“LIFO”) inventory from one Cardinal business unit to another, and changes in the method of applying Cardinal’s LIFO accounting principles; and

f.	the timing of revenue recognition from the sale and installation of Pyxis equipment systems.
2.	a review of the Defendant’s disclosure processes, practices and controls, including the role and function of the Disclosure Committee.
The Defendant shall require the Independent Consultant to assess whether the policies, procedures, processes, practices and controls as they related to the items specified in subparagraphs 1 a through 2 above are reasonably designed and implemented to ensure compliance by Cardinal with the applicable federal securities laws and accounting rules. Defendant shall require that the Independent Consultant prepare a written report (the “Report”) setting forth the findings of his or her review and any recommendations. The Report shall be submitted contemporaneously to the Defendant and the Commission staff as soon as practical, but in any event, not later than 180 days after the entry of this Final Judgment.
VII.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant shall adopt all of the Independent Consultant’s recommendations in the Report; provided, however, that within 30 days of the receipt of the Report, as to any recommendation in the Report which the Defendant believes is unduly burdensome or impractical, Defendant need not adopt that recommendation at that time but shall contemporaneously advise the Independent Consultant and the Commission staff in writing of its objection to the recommendation and provide an alternative policy, procedure, process, practice or control designed to achieve the same objective or purpose. The Independent Consultant shall consider the Defendant’s objection and proposed alternative and the Defendant and the Independent Consultant shall attempt in good faith to reach an agreement concerning any recommendation to which the Defendant has objected pursuant to this Section. Within 30 days of the receipt of the Defendant’s objection, the Independent Consultant shall notify the Defendant and the Commission staff in writing whether he or she has decided to modify or otherwise change the objected to recommendation. Within five business days of receiving the Independent Consultant’s notification, the Defendant shall inform the Independent Consultant in writing whether it has agreed to adopt or declines to adopt any recommendation or modified or changed recommendation. In the event that the Defendant and the Independent Consultant do not agree concerning the adoption of a recommendation or the adoption of a modified or changed recommendation, the Defendant and the Independent Consultant shall promptly, but in no event later than 40 days after receipt of the Defendant’s objection, petition this Court to review and resolve their dispute. Defendant and the Independent Consultant shall contemporaneously transmit copies of all petitions, pleadings and other documents filed or submitted with this Court concerning their dispute to the Commission staff, and the Commission staff may submit its views on the dispute by, among other means, filing responsive papers with this Court. Within 90 days after issuance of the Report, Defendant shall submit an affidavit to the Commission staff stating that the Defendant has implemented any and all recommendations made by the Independent Consultant except for those disputed recommendations which the Defendant and the Independent Consultant have petitioned this Court to review. Within 30 days of this Court’s determination regarding any disputed recommendation, Defendant shall submit an affidavit to the Commission staff stating that it has adopted and implemented any and all of the actions required by this Court.
VIII.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant shall cooperate fully with the Independent Consultant and shall grant the Independent Consultant unrestrained access to Defendant’s officers, directors, executives, employees and agents, as well its as its records and documents, including all documents gathered by

Defendant, its lawyers, auditors, advisors and agents in connection with investigations conducted by the federal government or any threatened or actual civil litigation.
IX.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that, to unsure the independence of the Independent Consultant, Defendant: (i) shall not have the authority to terminate the Independent Consultant without the prior written approval of the Commission staff and (ii) shall compensate the Independent Consultant and persons engaged to assist the Independent Consultant, including any counsel the Independent Consultant engages to assist in connection with any petition to this Court as described in Section VI of this Final Judgment, for services rendered pursuant to this Final Judgment at their reasonable and customary rates.
X.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant shall require the Independent Consultant to enter into an agreement that provides that, for the period of the engagement and for a period of two years from completion of the engagement, the Independent Consultant shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with Defendant, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. The agreement will also provide that any firm with which the Independent Consultant is affiliated or of which the Independent Consultant is a member, and any person engaged to assist the Independent Consultant in the performance of his or her duties shall not, without the prior written consent of the Commission staff, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Defendant, or any of its present or former affiliates, directors, officers, employees, or agents, acting in their capacity as such for the period of the engagement and for a period of two years after the engagement.
XI.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that the Consent of Defendant Cardinal Health, Inc. is incorporated herein with the same force and effect as if fully set forth herein, and that Defendant shall comply with all of the undertakings and agreements set forth therein.
XII.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that this Court shall retain jurisdiction of this matter for the purposes of enforcing the terms of this Final Judgment.
XIII.
     There being no just reason for delay, pursuant to Rule 54(b) of the Federal Rules of Civil Procedure, the Clerk is ordered to enter this Final Judgment forthwith and without further Notice.
Dated: August 1, 2007
/s/ Deborah A. Batts
UNITED STATES DISTRICT JUDGE